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                                                               Exhibit 10.25

[ACTIVBIOTICS LOGO]

June 13, 2006

James L. Warren
48 Groton Road
N. Chelmsford, MA 01863

Dear Jim,

     Following our recent discussions about your termination from the Company, this letter contains the complete terms and conditions under which the Company would provide certain benefits as described below.

     1. RESIGNATION. Your last day of work will be Wednesday, June 14, 2006 (the "Last Work Day"). As of the Last Work Day, you resign any positions of the Company that you may hold or have held and the Company accepts such resignations and relieves you of any responsibilities, obligations or duties associated with such positions after the Last Work Day.

     2. CONSULTING AGREEMENT. To assist in the transition of your responsibilities to other employees, the Company agrees to enter into a consulting relationship with you. Under the terms of a separately negotiated Consulting Agreement, the company will compensate you for services provided under the contract You agree to continue to adhere to the terms and conditions of your Invention and Non-Disclosure Agreement with the Company, Company work policies, this letter Agreement, and any Consulting Agreement.

     3. STOCK OPTIONS. With regard to all of your Stock Option Agreements with the Company, and only for purposes of those Stock Option Agreements, the Company agrees that the date of termination of your association with the Company shall be deemed to be the last date (the "Last Consulting Day") as defined under a separate Consulting agreement You agree to waive any right your might otherwise have to continued vesting of stock options after the Last Consulting Day, and you acknowledge that your vested stock options will remain exercisable for twelve (12) months following Last Consulting Day You acknowledge the sufficiency of the this extension of exercise time as consideration for your continued adherence to the terms and conditions of your Invention and Non-Disclosure Agreement and for your agreements in this letter Agreement to release certain claims against the Company.

     4. WAIVERS AND RELEASES. (a) You agree that the compensation and benefits paid to you through the Termination Date, together with vacation pay for unused vacation accrued as of the Termination Date (which the Company will pay to you after the Termination Date in accordance with applicable law), constitute full and complete satisfaction of any and all sums which are now or might hereafter have become owing to you for services rendered by you during your employment with the Company or in connection with the termination of your employment with the Company.

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(b) This letter agreement is not intended to and does not constitute an admission of liability by either you or the Company, and shall not be used as evidence of liability or wrongdoing on the part of either you or the Company.

(c) You forever give up, waive and release any and all claims, charges, complaints, grievances or promises of any and every kind you may have up to the date of this letter agreement or that may arise after the date of this letter agreement against the Company, its shareholders, directors, officers and employees, and related or affiliated persons, including, without limitation--

          (i) your rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, M.G.L. c 151B, the Employee Retirement Income Security Act ("ERISA"), the Equal Pay Act, the Americans with Disabilities Act ("ADA"), the Age Discrimination in Employment Act ("ADEA") and other federal and state statutes prohibiting discrimination on the basis of age, gender, sexual orientation, race, religion, national origin or handicap;

          (ii) any claims for breach of employment contract (whether express or implied); and

          (iii) any common law claims, including without limitation, claims for wrongful termination, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, personal injury, breach of contract, unpaid wages or compensation, or claims for unreimbursed expenses

     However, for clarity, this waiver and release shall not apply to any claims that you may have for breach of this letter agreement

     5. CONFIDENTIALITY. You agree that this letter agreement is confidential and that you will not disclose the fact that it exists or its terms and conditions with anyone else except your immediate family members, attorney, tax accountant, or as required by law, and that the individuals to whom disclosure is made under this paragraph agree to similarly maintain the confidentiality of this letter agreement

     6. NON-DISPARAGEMENT. You agree that you will not make any disparaging comments, statements or other communications about the Company, its shareholders, directors, officers, employees, related or affiliated persons, or business practices, and that you will not otherwise do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm its business or reputation. The Company agrees that its employees who managed you during your employment with the Company, its officers and directors, and its other employees and agents to the extent ActivBiotics can control the actions of such employees and agents, will not make any disparaging comments, statements or other communications about you or your employment with the Company. The Company agrees that, in accordance with Company policy, it will refer all inquiries regarding your employment to its Human Resources department, and the Human Resources department will only confirm dates of employment and positions held. For clarity, this Paragraph 6 shall not apply to any truthful statement that any person is required to make in any legal proceeding, or pursuant to any governmental or regulatory investigation

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     7. RETURN OF PROPERTY. You understand and agree that you must return all
Company property in your possession or control to the Company on or before the Termination Date, including but not limited to, all building access cards, keys, parking permits, laptop computers, dial-in access cards, documents, materials and information relating to the business of the Company, and any other Company property.

     8. ADHERENCE TO INVENTION AND NON-DISCLOSURE AGREEMENT: You agree to abide by any and all employment agreements entered into between you and the Company prior to or during your employment with the Company, including without limitation the Invention and Non-Disclosure Agreement.

     9. CONSEQUENCES OF BREACH. In the event that you breach this letter agreement, any other agreement with the Company (including without limitation the Invention and Non-Disclosure Agreement with the Company) or Company work policies, or if you otherwise behave in any way unprofessionally in relationship to the Company, in addition to whatever legal or equitable remedy may be available in compensation of that injury, the Company may halt payments of compensation and provision of benefits under this letter agreement and demand the return from you of the consideration paid pursuant to this letter agreement, and you agree to immediately repay all such amounts. If the Company seeks an equitable remedy, you agree that you will not oppose the granting of such relief on the grounds that an award of damages would provide an adequate remedy.

     10. GENERAL PROVISIONS. If any term of this letter agreement, or the application of any such term to any person or circumstance, is or would be, to any extent, invalid or unenforceable, the remainder of this letter agreement, or the application of such term to persons or circumstances other than those to which it is or would be invalid or unenforceable, shall not be affected, and each term of this letter agreement shall be valid and be enforced to the fullest extent permitted by law.

     This letter agreement has been made in Massachusetts and Massachusetts law (other than choice of law provisions) applies to it. You consent to the exclusive jurisdiction of Massachusetts courts for any dispute or proceeding concerning this letter agreement.

     Together with the Invention and Non-Disclosure Agreement and any stock option agreements between you and the Company, this letter agreement sets forth the entire agreement between you and the Company concerning its subject matter. You acknowledge that no one has promised you anything that is different from what is set forth in this letter agreement. No other promises or agreements shall be binding upon the Company with respect to the subject matter of this letter agreement unless separately agreed to in writing.

     11. CONSULTATION WITH AN ATTORNEY; REVOCATION. As required by the Older Workers Benefit Protection Act of 1990, if you are over the age of 40, you acknowledge and agree that--

          (i) you have been advised and given the opportunity to consult with your own counsel prior to signing this letter agreement;

          (ii) you have been given up to forty-five (45) days from the receipt of this letter agreement to consider whether to sign it and that, if you execute this letter agreement prior to the end of this period, you acknowledge and agree that the prior execution was a knowing and voluntary waiver of

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           your right to consider this letter agreement for a full forty-five
           (45) days, and was due to your conclusion that you had ample time within which to consider and understand this letter agreement, and within which to review this letter agreement with your counsel;

     (iii) you has been advised that even after you sign this letter agreement, you may revoke it within seven (7) days of the date of this signing, by delivering a signed revocation notice by certified mail to: Cathy Carew, ActivBiotics, Inc, 110 Hartwell Ave, Lexington, MA 02421; and

     (iv) this letter agreement shall not become effective and in force until eight (8) days after you sign it (provided then that you have not revoked it).

ACTIVBIOTICS, INC.


By: /s/ Steven C. Gilman                06-13-2006
    ---------------------------------   Date
    Steven C. Gilman, Ph D.
    Chief Executive Officer


AGREED:


/s/ James L. Warren                      06-13-2006
-------------------------------------   Date
James L. Warren